Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554
	InvestorRelations@delta.com	Media@delta.com

Delta Air Lines Announces September Quarter 2024 Financial Results

Delivering industry-leading operational and financial performance year-to-date

Expect record December quarter revenue and an 11% - 13% operating margin, expanding over prior year

Generating strong Return on Invested Capital, exceeding cost of capital by 5 points

Upgraded to investment grade credit rating by Fitch, recognizing continued progression on debt reduction

ATLANTA, October 10, 2024 – Delta Air Lines (NYSE: DAL) today reported financial results for the September quarter and provided its outlook for the December quarter. Highlights of the September quarter, including both GAAP and adjusted metrics, are on page five and incorporated here.

“Thanks to the exceptional work of the entire Delta team, we continue to lead the industry operationally and financially, with a double-digit operating margin and nearly $3 billion of free cash flow generation year-to-date. In recognition of the outstanding efforts of our employees this year, we have accrued almost $1 billion of profit sharing towards the upcoming February payout," said Ed Bastian, Delta’s chief executive officer.

"With an improving industry backdrop and strong demand for travel on Delta, we are positioned to finish the year strong. We expect our December quarter pre-tax profit to grow 30 percent over last year to $1.4 billion, which would mark one of the most profitable fourth quarters in our history."

September Quarter 2024 GAAP Financial Results

•	Operating revenue of $15.7 billion
•	Operating income of $1.4 billion with an operating margin of 8.9 percent
•	Pre-tax income of $1.6 billion with a pre-tax margin of 10.0 percent
•	Earnings per share of $1.97
•	Operating cash flow of $1.3 billion
•	Payments on debt and finance lease obligations of $263 million
•	Total debt and finance lease obligations of $17.7 billion at quarter end

September Quarter 2024 Non-GAAP Financial Results (including the impact of the CrowdStrike-caused outage)

•	Operating revenue of $14.6 billion
•	Operating income of $1.4 billion with an operating margin of 9.4 percent
•	Pre-tax income of $1.3 billion with a pre-tax margin of 8.6 percent
•	Earnings per share of $1.50
•	Operating cash flow of $1.3 billion
•	Free cash flow of $95 million, $2.7 billion year-to-date
•	Adjusted debt to EBITDAR of 2.9x

1

Financial Impact Of The CrowdStrike-Caused Outage

On August 8, Delta disclosed the financial impact of the CrowdStrike-caused outage for the September quarter. The direct revenue impact of the incident was approximately $380 million, primarily driven by refunding customers for cancelled flights and providing customer compensation in the form of cash and SkyMiles. The non-fuel expense impact was $170 million, primarily due to customer expense reimbursements and crew-related costs. Fuel expense was $50 million lower than it would have been as a result of the 7,000 flight cancellations over the five-day period.

CrowdStrike-Caused Outage Impact on 3Q24
Operating Margin	(2.3) pts
Earnings Per Share	(45)¢
Year-Over-Year Metrics
Total Revenue	(2.6) pts
ASMs	(1.5) pts
TRASM	(1.1) pts
Non-Fuel CASM	3.2 pts

Financial Guidance1

4Q24 Forecast
Total Revenue YoY	Up 2% - 4%
Operating Margin	11% - 13%
Earnings Per Share	$1.60 - $1.85

1Non-GAAP measures; Refer to Non-GAAP reconciliations for historical comparison figures

Additional metrics for financial modeling can be found in the Supplemental Information section under Quarterly Results on ir.delta.com.

Revenue Environment and Outlook

"Through the September quarter, unit revenue growth improved sequentially in all geographic entities, reflecting an improved equilibrium between demand and supply as industry growth moderated," said Glen Hauenstein, Delta's president.

"For the December quarter, we expect the improved trends to continue and bookings for the holiday period are strong. We anticipate a 1 point impact to total unit revenue from reduced travel demand around the election. With this, total revenue growth is expected to be up 2 percent to 4 percent compared to prior year on capacity growth of 3 percent to 4 percent. Industry supply growth continues to rationalize, positioning Delta well in the final quarter of the year and as we move into 2025."

•	Unit revenue growth improved sequentially through the September quarter: Delta delivered September quarter revenue of $14.6 billion, including the $380 million impact from the CrowdStrike-caused outage. Adjusted total unit revenue (TRASM) was down 3.6 percent versus 2023, including a 1.1 point impact from the outage. In the month of September, Domestic and Transatlantic unit revenue growth inflected positive.
•	Diversified revenue streams driving Delta’s differentiation: Delta's diversified revenue base, led primarily by premium and loyalty, made up 57 percent of total revenue in the September quarter. Premium revenue growth continued to outpace main cabin in Domestic and International. Total loyalty revenue grew 6 percent year-over-year driven by award redemptions and growth in co-brand card spend. American Express remuneration was $1.8 billion, 6 percent higher than the September quarter of 2023. Cargo revenue grew 27 percent over prior year on international volume strength.
•	International trends positive, led by Transatlantic: International demand remains strong with trends improving through the quarter in Transatlantic and Latin. Transatlantic unit revenues inflected positive in the month of September as Paris demand rebounded following the Olympics. Latin America revenue benefited from the continued maturation of Delta’s joint venture with LATAM in South America. Network restoration continues in the Pacific, with double-digit revenue growth driven by travel to South Korea and Japan.

2

•	Corporate sales growth continues: Managed corporate travel sales* were up 7 percent over the September quarter of 2023, with double-digit growth in the tech, media and banking sectors. Recent corporate survey results indicate that 85 percent of companies expect their travel spend to increase in 2025.

*Corporate travel sales represent the revenue from tickets sold to corporate contracted customers, including tickets for travel during and beyond the referenced time period

Cost Performance and Outlook

"For the December quarter, we expect to return to year-over-year earnings growth and margin expansion with an outlook for December quarter earnings of $1.60 to $1.85 per share on an 11 percent to 13 percent operating margin," said Dan Janki, Delta’s chief financial officer. "Our teams are consistently running a great operation, enabling us to drive efficiency and deliver non-fuel unit cost growth of low-single-digits for the year, consistent with our outlook at the start of the year.”

September Quarter 2024 Cost Performance

•	Operating expense of $14.3 billion and adjusted operating expense of $13.2 billion
•	Adjusted non-fuel costs of $10.1 billion
•	Non-fuel CASM was 13.30¢, an increase of 5.7 percent year-over-year
•	Adjusted fuel expense of $2.8 billion was down 6 percent year-over-year
•	Adjusted fuel price of $2.53 per gallon decreased 9 percent year-over-year with a refinery loss of 3¢ per gallon
•	Fuel efficiency, defined as gallons per 1,000 ASMs, was 14.4, a 0.8 percent improvement year-over-year

Balance Sheet, Cash and Liquidity

“Strong cash generation has supported debt repayment of $2.4 billion year-to-date, bringing gross leverage to less than 3 times,” Janki said. “During the quarter, we achieved a meaningful milestone with our balance sheet receiving an upgrade to investment grade from Fitch. Delta is now investment-grade rated at Moody's and Fitch, and one notch away at S&P with a positive outlook.”

•	Adjusted net debt of $18.7 billion at September quarter end, a reduction of $2.9 billion from the end of 2023
•	Payments on debt and finance lease obligations for the September quarter of $263 million
•	Weighted average interest rate of 4.3 percent with 94 percent fixed rate debt and 6 percent variable rate debt
•	Adjusted operating cash flow in the September quarter of $1.3 billion, and with gross capital expenditures of $1.3 billion, free cash flow was $95 million
•	Air Traffic Liability ended the quarter at $8.3 billion

3

September Quarter 2024 Highlights

Operations, Network and Fleet

•	Operated the most on-time airline year-to-date, leading competitive set in on-time departures and arrivals and network peers in completion factor[1]
•	Took delivery of 27 aircraft year-to-date and nine in the September quarter, including the A321neo, A330-900 and A350-900
•	Building on record performance in 2024, Delta announced its Transatlantic summer schedule for 2025, offering over 700 weekly flights to 33 destinations, including seven new routes
•	Signed codeshare agreements with Scandinavian Airlines System (SAS), expanding connection opportunities between North America and Scandinavia, and with Saudia Airlines, building on the existing relationship and expanding destination options between North America and the Arabian Peninsula
•	Announced first-ever nonstop service from SLC - ICN beginning next summer, growing Delta's global network and providing connections to key destinations across Asia
•	Introduced five new routes from Austin, Texas, beginning in March 2025, providing customers with more options than ever before
•	Announced five new routes including two new destinations to Mexico this winter, building on Delta's partnership with Aeromexico and increasing connectivity to popular Mexican destinations

Culture and People

•	Accrued $320 million in profit sharing during the quarter, resulting in $964 million accrued year-to-date
•	Earned Great Place To Work® Certification™ for the sixth consecutive year based on the Trust Index survey of Delta Employees
•	Recognized on the 2024 PEOPLE Companies That Care List, the only airline to make the list
•	Named No. 1 in the Forbes 2024 list of America's Best Employers for New Grads
•	Achieved the No. 2 spot on the Indeed Workplace Wellbeing 100, an index of public companies that excel in employee wellbeing and outperform the market
•	Ranked No. 6 on the Forbes list of America’s Best Employers for Tech Workers
•	Contributed $500,000 to the American Red Cross to support Hurricane Helene relief efforts
•	900+ Delta people volunteered across the U.S. on 9/11 with the 9/11 Day organization to assemble meals for Americans facing food insecurity

Customer Experience and Loyalty

•	Expanded the introduction of fast, free Wi-Fi for SkyMiles members with over 90 percent of domestic mainline network now equipped
•	Completed the new Delta One Lounge in LAX (opened to customers October 10), spanning over 10,000 square feet, the second Delta One Lounge debuted in 2024, with a lounge now available at both ends of JFK - LAX flights
•	Expanded Delta Sync seatback product to over 330 aircraft in the first year since its debut
•	Rolled out Delta Premium Select on select transcontinental flights in September with continued rollout throughout the remainder of the year
•	Debuted Delta Business Traveler, a complimentary program that provides individual business travelers with exclusive offers from Delta and partners
•	Named official airline of the WNBA, transporting all 12 of the league’s teams throughout the regular season and playoffs
•	Expanded Global Corporate Priority benefits program to include LATAM Airlines, further enhancing the travel experience for business customers

Environmental, Social and Governance

•	Partnered with Flint Hills Resources to develop a 30-million gallon per year Sustainable Aviation Fuel (SAF) blending facility in Minneapolis (MSP), Delta's second largest hub
•	Elevated partnership with Greater MSP and Minnesota SAF Hub by sponsoring the first ever SAF delivered to MSP airport, which was used for the inaugural SAF flight from MSP - LGA as part of Climate Week
•	Delta’s Carbon Council led cross-enterprise initiatives, saving over 16 million gallons of fuel year-to-date via weight reductions, speed optimization and lowering Auxiliary Power Unit (APU) utilization
•	Held the inaugural Sustainable Skies Challenge, a project in partnership with Junior Achievement (JA) Europe aimed to formulate innovative sustainable aviation solutions among young European students
•	Hosted annual Women Inspiring the Next Generation (WING) flight, bringing 130 girls to NASA's Kennedy Space Center on a flight operated entirely by women, exposing girls to career opportunities in aviation

1FlightStats preliminary data for Delta flights mainline system, Delta's competitive set (AA, UA, B6, AS, WN, and DL) and Delta's network peers (AA, UA, and DL) from Jan 1 - Sep 30, 2024. On-time is defined as A0

4

September Quarter 2024 Results

September quarter results have been adjusted primarily for the third-party refinery sales and unrealized gains/losses on investments as described in the reconciliations in Note A.

	GAAP		$		%
($ in millions except per share and unit costs)	3Q24	3Q23	Change		Change
Operating income	1,397	1,984	(587)		(30)%
Operating margin	8.9%	12.8%	(3.9	) pts	(30)%
Pre-tax income	1,561	1,521	40		3%
Pre-tax margin	10.0%	9.8%	0.2	pts	2%
Net income	1,272	1,108	164		15%
Diluted earnings per share	1.97	1.72	0.25		15%
Operating revenue	15,677	15,488	189		1%
Total revenue per available seat mile (TRASM) (cents)	20.58	21.15	(0.57)		(3)%
Operating expense	14,280	13,504	776		6%
Cost per available seat mile (CASM) (cents)	18.75	18.44	0.31		2%
Fuel expense	2,747	2,936	(189)		(6)%
Average fuel price per gallon	2.51	2.76	(0.25)		(9)%
Operating cash flow	1,274	1,076	198		18%
Capital expenditures	1,328	1,269	59		5%
Total debt and finance lease obligations	17,697	19,513	(1,816)		(9)%

	Adjusted		$		%
($ in millions except per share and unit costs)	3Q24	3Q23	Change		Change
Operating income	1,373	1,963	(590)		(30)%
Operating margin	9.4%	13.5%	(4.1	) pts	(30)%
Pre-tax income	1,254	1,719	(465)		(27)%
Pre-tax margin	8.6%	11.8%	(3.2	) pts	(27)%
Net income	971	1,308	(337)		(26)%
Diluted earnings per share	1.50	2.03	(0.53)		(26)%
Operating revenue	14,594	14,553	41		–%
TRASM (cents)	19.16	19.87	(0.71)		(3.6)%
Operating expense	13,221	12,590	631		5%
Non-fuel cost	10,130	9,216	914		10%
Non-fuel unit cost (CASM-Ex) (cents)	13.30	12.59	0.71		5.7%
Fuel expense	2,771	2,957	(186)		(6)%
Average fuel price per gallon	2.53	2.78	(0.25)		(9)%
Operating cash flow	1,276	1,127	149		13%
Free cash flow	95	(250)	345		NM
Gross capital expenditures	1,270	1,442	(172)		(12)%
Adjusted net debt	18,682	20,384	(1,702)		(8)%

5

About Delta Air Lines Through exceptional service and the power of innovation, Delta Air Lines (NYSE: DAL) never stops looking for ways to make every trip feel tailored to every customer.

There are 100,000 Delta people leading the way to deliver a world-class customer experience on over 5,000 daily flights to more than 290 destinations on six continents, connecting people to places and to each other.

Delta served more than 190 million customers in 2023 -- safely, reliably and with industry-leading customer service innovation – and was recognized by J.D. Power this year for being No. 1 in First/Business and Premium Economy Passenger Satisfaction. The airline also was again recognized as North America’s most on-time airline by Cirium.

We remain committed to ensuring that the future of travel is connected, personalized and enjoyable. Our people’s genuine and enduring motivation is to make every customer feel welcomed and cared for across every point of their journey with us.

Headquartered in Atlanta, Delta operates significant hubs and key markets in Amsterdam, Atlanta, Bogota, Boston, Detroit, Lima, London-Heathrow, Los Angeles, Mexico City, Minneapolis-St. Paul, New York-JFK and LaGuardia, Paris-Charles de Gaulle, Salt Lake City, Santiago (Chile), Sao Paulo, Seattle, Seoul-Incheon and Tokyo.

As the leading global airline, Delta's mission to connect the world creates opportunities, fosters understanding and expands horizons by connecting people and communities to each other and to their own potential.

Powered by innovative and strategic partnerships with Aeromexico, Air France-KLM, China Eastern, Korean Air, LATAM, Virgin Atlantic and WestJet, Delta brings more choice and competition to customers worldwide. Delta’s premium product line is elevated by its unique partnership with Wheels Up Experience.

Delta is America's most-awarded airline thanks to the dedication, passion and professionalism of its people. In addition to the awards from J.D. Power and Cirium, Delta has been recognized as the top U.S. airline by the Wall Street Journal; among Fast Company’s Most Innovative Companies; the World’s Most Admired Airline and one of the Best 100 Companies to Work For according to Fortune; and as one of Glassdoor’s Best Places to Work. In addition, Delta has been named to the Civic 50 by Points of Light for the past seven years as one of the most community minded companies in the U.S.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments or strategies for the future, should be considered “forward-looking statements” under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees or promised outcomes and should not be construed as such. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the possible effects of serious accidents involving our aircraft or aircraft of our airline partners; breaches or lapses in the security of technology systems we use and rely on, which could compromise the data stored within them, as well as failure to comply with evolving global privacy and security regulatory obligations or adequately address increasing customer focus on privacy issues and data security; disruptions in our information technology infrastructure; our dependence on technology in our operations; increases in the cost of aircraft fuel; extended disruptions in the supply of aircraft fuel, including from Monroe Energy, LLC (“Monroe”), a wholly-owned subsidiary of Delta that operates the Trainer refinery; failure to receive the expected results or returns from our commercial relationships with airlines in other parts of the world and the investments we have in certain of those airlines; the effects of a significant disruption in the operations or performance of third parties on which we rely; failure to comply with the financial and other covenants in our financing agreements; labor issues; the effects on our business of seasonality and other factors beyond our control, such as changes in value in our equity investments, severe weather conditions, natural disasters or other environmental events, including from the impact of climate change; failure or inability of insurance to cover a significant liability at Monroe’s refinery; failure to comply with existing and future environmental regulations to which Monroe’s refinery operations are subject, including costs related to compliance with renewable fuel standard regulations; significant damage to our reputation and brand, including from exposure to significant adverse publicity or inability to achieve certain sustainability goals; our ability to retain senior management and other key employees, and to maintain our company culture; disease outbreaks, such as the COVID-19 pandemic or similar public health threats, and measures implemented to combat them; the effects of terrorist attacks, geopolitical conflict or security events; competitive conditions in the airline industry; extended interruptions or disruptions in service at major airports at which we operate or significant problems associated with types of aircraft or engines we operate; the effects of extensive government regulation we are subject to; the impact of environmental regulation, including but not limited to regulation of hazardous substances, increased regulation to reduce emissions and other risks associated with climate change, and the cost of compliance with more stringent environmental regulations; and unfavorable economic or political conditions in the markets in which we operate or volatility in currency exchange rates.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and subsequent quarterly reports and other filings filed with the SEC from time to time. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date of this press release, and which we undertake no obligation to update except to the extent required by law.

6

DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions, except per share data)	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Operating Revenue:
Passenger	$13,107	$13,119	$(12)	–%	$38,079	$36,735	$1,344	4%
Cargo	196	154	42	27%	574	535	39	7%
Other	2,374	2,215	159	7%	7,431	6,555	876	13%
Total operating revenue	15,677	15,488	189	1%	46,084	43,825	2,259	5%

Operating Expense:
Salaries and related costs	4,231	3,760	471	13%	12,035	10,838	1,197	11%
Aircraft fuel and related taxes	2,747	2,936	(189)	(6)%	8,157	8,128	29	–%
Ancillary businesses and refinery	1,250	1,128	122	11%	4,083	3,427	656	19%
Contracted services	1,069	1,004	65	6%	3,134	3,009	125	4%
Landing fees and other rents	832	679	153	23%	2,347	1,880	467	25%
Aircraft maintenance materials and outside repairs	627	661	(34)	(5)%	1,990	1,860	130	7%
Depreciation and amortization	643	594	49	8%	1,878	1,731	147	8%
Passenger commissions and other selling expenses	643	618	25	4%	1,865	1,770	95	5%
Regional carrier expense	600	546	54	10%	1,731	1,664	67	4%
Passenger service	463	449	14	3%	1,339	1,307	32	2%
Profit sharing	320	417	(97)	(23)%	964	1,084	(120)	(11)%
Aircraft rent	137	131	6	5%	411	395	16	4%
Pilot agreement and related expenses	–	–	–	–%	–	864	(864)	NM
Other	718	581	137	24%	1,872	1,669	203	12%
Total operating expense	14,280	13,504	776	6%	41,806	39,626	2,180	6%

Operating Income	1,397	1,984	(587)	(30)%	4,278	4,199	79	2%

Non-Operating Income/(Expense):
Interest expense, net	(173)	(196)	23	(12)%	(567)	(627)	60	(10)%
Gain/(loss) on investments, net	350	(206)	556	NM	(73)	45	(118)	NM
Loss on extinguishment of debt	–	(13)	13	NM	(36)	(63)	27	(43)%
Miscellaneous, net	(13)	(48)	35	(73)%	(146)	(221)	75	(34)%
Total non-operating income/(expense), net	164	(463)	627	NM	(822)	(866)	44	(5)%

Income Before Income Taxes	1,561	1,521	40	3%	3,456	3,333	123	4%

Income Tax Provision	(289)	(413)	124	(30)%	(842)	(761)	(81)	11%

Net Income	$1,272	$1,108	$164	15%	$2,614	$2,572	$42	2%

Basic Earnings Per Share	$1.98	$1.73			$4.08	$4.03
Diluted Earnings Per Share	$1.97	$1.72			$4.04	$4.00

Basic Weighted Average Shares Outstanding	641	639			640	639
Diluted Weighted Average Shares Outstanding	647	644			647	643

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DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions)	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Ticket - Main cabin	$6,309	$6,620	$(311)	(5)%	$18,450	$18,538	$(88)	–%
Ticket - Premium products	5,336	5,113	223	4%	15,377	14,263	1,114	8%
Loyalty travel awards	978	902	76	8%	2,798	2,547	251	10%
Travel-related services	484	484	–	–%	1,454	1,387	67	5%
Passenger revenue	$13,107	$13,119	$(12)	–%	$38,079	$36,735	$1,344	4%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions)	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Refinery	$1,083	$935	$148	16%	$3,520	$2,817	$703	25%
Loyalty program	820	791	29	4%	2,451	2,291	160	7%
Ancillary businesses	161	212	(51)	(24)%	554	657	(103)	(16)%
Miscellaneous	310	277	33	12%	906	790	116	15%
Other revenue	$2,374	$2,215	$159	7%	$7,431	$6,555	$876	13%

DELTA AIR LINES, INC.

Total Revenue

(Unaudited)

		Increase (Decrease)
		3Q24 vs 3Q23
Revenue	3Q24($M)	Change	Unit Revenue	Yield	Capacity
Domestic	$8,652	–%	(3)%	(2)%	3%
Atlantic	3,029	(3)%	(2)%	(3)%	(1)%
Latin America	779	(1)%	(6)%	(6)%	6%
Pacific	647	16%	(16)%	(13)%	38%
Passenger Revenue	$13,107	–%	(4)%	(3)%	4%
Cargo Revenue	196	27%
Other Revenue	2,374	7%
Total Revenue	$15,677	1%	(3)%
Third Party Refinery Sales	(1,083)
Total Revenue, adjusted	$14,594	–%	(3.6)%

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DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2024	2023	Change		2024	2023	Change
Revenue passenger miles (millions)	66,310	64,095	3%		185,757	174,586	6%
Available seat miles (millions)	76,162	73,226	4%		216,360	203,571	6%
Passenger mile yield (cents)	19.77	20.47	(3)%		20.50	21.04	(3)%
Passenger revenue per available seat mile (cents)	17.21	17.92	(4)%		17.60	18.05	(2)%
Total revenue per available seat mile (cents)	20.58	21.15	(3)%		21.30	21.53	(1)%
TRASM, adjusted - see Note A (cents)	19.16	19.87	(3.6)%		19.67	20.14	(2)%
Cost per available seat mile (cents)	18.75	18.44	2%		19.32	19.47	(1)%
CASM-Ex - see Note A (cents)	13.30	12.59	5.7%		13.48	13.13	3%
Passenger load factor	87%	88%	(1	) pt	86%	86%	–	pts
Fuel gallons consumed (millions)	1,096	1,062	3%		3,093	2,947	5%
Average price per fuel gallon	$2.51	$2.76	(9)%		$2.64	$2.76	(4)%
Average price per fuel gallon, adjusted - see Note A	$2.53	$2.78	(9)%		$2.64	$2.78	(5)%

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DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	September 30,
(in millions)	2024	2023
Cash Flows From Operating Activities:
Net Income	$1,272	$1,108
Depreciation and amortization	643	594
Changes in air traffic liability	(1,135)	(1,683)
Changes in profit sharing	321	417
Changes in balance sheet and other, net	173	640
Net cash provided by operating activities	1,274	1,076

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(1,053)	(856)
Ground property and equipment, including technology	(275)	(413)
Purchase of short-term investments	–	(300)
Redemption of short-term investments	117	1,527
Acquisition of strategic investments	–	(152)
Other, net	88	63
Net cash used in investing activities	(1,123)	(131)

Cash Flows From Financing Activities:
Payments on debt and finance lease obligations	(263)	(724)
Cash dividends	(96)	(64)
Other, net	(13)	(12)
Net cash used in financing activities	(372)	(800)

Net (Decrease)/Increase in Cash, Cash Equivalents and Restricted Cash Equivalents	(221)	145
Cash, cash equivalents and restricted cash equivalents at beginning of period	4,507	2,824
Cash, cash equivalents and restricted cash equivalents at end of period	$4,286	$2,969

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$3,969	$2,835
Restricted cash included in prepaid expenses and other	97	134
Other assets:
Restricted cash included in other noncurrent assets	220	–
Total cash, cash equivalents and restricted cash equivalents	$4,286	$2,969

10

DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in millions)	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$3,969	$2,741
Short-term investments	8	1,127
Accounts receivable, net	3,550	3,130
Fuel, expendable parts and supplies inventories, net	1,467	1,314
Prepaid expenses and other	2,068	1,957
Total current assets	11,062	10,269

Property and Equipment, Net:
Property and equipment, net	36,862	35,486

Other Assets:
Operating lease right-of-use assets	6,686	7,004
Goodwill	9,753	9,753
Identifiable intangibles, net	5,977	5,983
Equity investments	3,272	3,457
Other noncurrent assets	1,756	1,692
Total other assets	27,444	27,889
Total assets	$75,368	$73,644

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$3,324	$2,983
Current maturities of operating leases	772	759
Air traffic liability	8,302	7,044
Accounts payable	4,545	4,446
Accrued salaries and related benefits	4,105	4,561
Loyalty program deferred revenue	4,122	3,908
Fuel card obligation	1,100	1,100
Other accrued liabilities	1,848	1,617
Total current liabilities	28,118	26,418

Noncurrent Liabilities:
Debt and finance leases	14,373	17,071
Pension, postretirement and related benefits	3,404	3,601
Loyalty program deferred revenue	4,630	4,512
Noncurrent operating leases	5,919	6,468
Deferred income taxes, net	1,675	908
Other noncurrent liabilities	3,603	3,561
Total noncurrent liabilities	33,604	36,121

Commitments and Contingencies

Stockholders' Equity:	13,646	11,105
Total liabilities and stockholders' equity	$75,368	$73,644

11

Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

In this release, we have modified the calculation methodologies of Return on Invested Capital ("ROIC"), Adjusted Net Debt and Adjusted Debt to Earnings Before Interest, Taxes, Depreciation, Amortization and Rent ("EBITDAR") or "Leverage" to be more easily reproduced by investors as the components of each calculation are available through public sources and to be more consistent with similar metrics used by other companies. The changes are reflected in all periods presented herein and are described in each reconciliation below.

Forward Looking Projections. Delta is not able to reconcile forward looking non-GAAP financial measures without unreasonable effort because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Adjustments. These reconciliations include certain adjustments to GAAP measures that are made to provide comparability between the reported periods, if applicable, and for the reasons indicated below:

MTM adjustments on investments. Mark-to-market ("MTM") unrealized gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. The gains/losses are driven by changes in stock prices, foreign currency fluctuations and other valuation techniques for investments in certain companies, particularly those without publicly-traded shares. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

MTM adjustments and settlements on hedges. MTM adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period, and therefore we remove this impact to allow investors to better understand and analyze our core performance. Settlements represent cash received or paid on hedge contracts settled during the applicable period.

Realized gain on sale of investments. This adjustment relates to gains on the sale of investments generated in adjusted results that had previously been included in GAAP results. During the September 2024 quarter, we sold a portion of our investment in CLEAR. Adjusting for this gain allows investors to better understand and analyze our core operational performance in the periods shown.

Loss on extinguishment of debt. This adjustment relates to early termination of a portion of our debt. Adjusting for these losses allows investors to better understand and analyze our core operational performance in the periods shown.

Third-party refinery sales. Refinery sales to third parties, and related expenses, are not related to our airline segment. Excluding these sales therefore provides a more meaningful comparison of our airline operations to the rest of the airline industry.

One-time pilot agreement expenses. In the March 2023 quarter, Delta pilots ratified a new four-year Pilot Working Agreement effective January 1, 2023. The agreement included a provision for a one-time payment made upon ratification in the March 2023 quarter of $735 million. Additionally, we recorded adjustments to other benefit-related items of approximately $130 million. Adjusting for these expenses allows investors to better understand and analyze our core cost performance.

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Pre-Tax Income, Net Income, and Diluted Earnings per Share, adjusted

	Three Months Ended			Three Months Ended
	September 30, 2024			September 30, 2024
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,561	$(289)	$1,272	$1.97
Adjusted for:
MTM adjustments on investments	(350)
MTM adjustments and settlements on hedges	(24)
Realized gain on sale of investments	67
Non-GAAP	$1,254	$(282)	$971	$1.50

	Three Months Ended			Three Months Ended
	September 30, 2023			September 30, 2023
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,521	$(413)	$1,108	$1.72
Adjusted for:
MTM adjustments on investments	206
MTM adjustments and settlements on hedges	(21)
Loss on extinguishment of debt	13
Non-GAAP	$1,719	$(411)	$1,308	$2.03

	Three Months Ended			Three Months Ended
	December 31, 2023			December 31, 2023
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$2,275	$(238)	$2,037	$3.16
Adjusted for:
MTM adjustments on investments	(1,218)
MTM adjustments and settlements on hedges	7
Non-GAAP	$1,064	$(238)	$826	$1.28

Operating Margin, adjusted

	Three Months Ended
	September 30, 2024	December 31, 2023	September 30, 2023
Operating margin	8.9%	9.3%	12.8%
Adjusted for:
Third-party refinery sales	0.6	0.4	0.8
MTM adjustments and settlements on hedges	(0.2)	0.1	(0.1)
Operating margin, adjusted	9.4%	9.7%	13.5%

Nine Months Ended
September 30, 2024
Operating margin	9.3%
Adjusted for:
Third-party refinery sales	0.8
Operating margin, adjusted	10.1%

13

Free Cash Flow. We present free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Free cash flow is also used internally as a component of our incentive compensation programs. Free cash flow is defined as net cash from operating activities and net cash from investing activities, adjusted for (i) net redemptions of short-term investments, (ii) strategic investments and related, (iii) net cash flows related to certain airport construction projects and other and (iv) financed aircraft acquisitions. These adjustments are made for the following reasons:

Net redemptions of short-term investments. Net redemptions of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust for this activity to provide investors a better understanding of the company's free cash flow generated by our operations.

Strategic investments and related. Certain cash flows related to our investments in and related transactions with other airlines and associated companies are included in our GAAP investing activities. We adjust for this activity because it provides a more meaningful comparison to our airline industry peers.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operations in the periods shown.

Financed aircraft acquisitions. This adjustment reflects aircraft deliveries that are leased as capital expenditures. The adjustment is based on their original contractual purchase price or an estimate of the aircraft's fair value and provides a more meaningful view of our investing activities.

	Three Months Ended
(in millions)	September 30, 2024	September 30, 2023
Net cash provided by operating activities	$1,274	$1,076
Net cash used in investing activities	(1,123)	(131)
Adjusted for:
Net redemptions of short-term investments	(117)	(1,226)
Strategic investments and related	–	152
Net cash flows related to certain airport construction projects and other	61	40
Financed aircraft acquisitions	–	(162)
Free cash flow	$95	$(250)

Nine Months Ended
(in millions)	September 30, 2024
Net cash provided by operating activities	$6,131
Net cash used in investing activities	(2,570)
Adjusted for:
Net redemptions of short-term investments	(1,130)
Net cash flows related to certain airport construction projects and other	314
Free cash flow	$2,746

Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted

	Three Months Ended
(in millions)	September 30, 2024	December 31, 2023	September 30, 2023
Operating revenue	$15,677	$14,223	$15,488
Adjusted for:
Third-party refinery sales	(1,083)	(563)	(935)
Operating revenue, adjusted	$14,594	$13,661	$14,553

	Three Months Ended
	September 30, 2024	September 30, 2023	% Change
TRASM (cents)	20.58	21.15
Adjusted for:
Third-party refinery sales	(1.42)	(1.28)
TRASM, adjusted	19.16	19.87	(3.6)%

14

	Nine Months Ended
	September 30, 2024	September 30, 2023
TRASM (cents)	21.30	21.53
Adjusted for:
Third-party refinery sales	(1.63)	(1.38)
TRASM, adjusted	19.67	20.14

Operating Income, adjusted

	Three Months Ended
(in millions)	September 30, 2024	September 30, 2023
Operating income	$1,397	$1,984
Adjusted for:
MTM adjustments and settlements on hedges	(24)	(21)
Operating income, adjusted	$1,373	$1,963

Pre-Tax Margin, adjusted

	Three Months Ended
	September 30, 2024	September 30, 2023
Pre-tax margin	10.0%	9.8%
Adjusted for:
MTM adjustments on investments	(2.2)	1.3
MTM adjustments and settlements on hedges	(0.2)	(0.1)
Third-party refinery sales	0.6	0.7
Loss on extinguishment of debt	–	0.1
Realized gain on sale of investments	0.4	–
Pre-tax margin, adjusted	8.6%	11.8%

Operating Cash Flow, adjusted. We present operating cash flow, adjusted because management believes adjusting for the following item provides a more meaningful measure for investors:

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's operating cash flow that is core to our operations in the periods shown.

	Three Months Ended
(in millions)	September 30, 2024	September 30, 2023
Net cash provided by operating activities	$1,274	$1,076
Adjusted for:
Net cash flows related to certain airport construction projects and other	2	51
Operating cash flow, adjusted	$1,276	$1,127

15

Adjusted Debt to Earnings Before Interest, Taxes, Depreciation, Amortization and Rent ("EBITDAR"). We present adjusted debt to EBITDAR because management believes this metric is helpful to investors in assessing the company's overall debt profile. Adjusted debt includes total operating lease liabilities (including fleet, ground and other), sale-leaseback financing liabilities and unfunded pension liabilities. We calculate EBITDAR by adding depreciation and amortization to GAAP operating income and adjusting for the fixed portion of operating lease expense.

For the reasons discussed above in Note A and to be consistent with the changes to Adjusted Net Debt and ROIC, we are adding the unfunded pension obligation to the calculation of adjusted debt.

(in billions)	September 30, 2024	December 31, 2023
Debt and finance lease obligations	$17.7	$20.1
Plus: operating lease liabilities	6.7	7.2
Plus: sale-leaseback financing liabilities	1.8	1.9
Plus: unfunded pension liabilities	–	0.1
Adjusted debt	$26.3	$29.4

	Twelve Months Ended
(in billions)	September 30, 2024		December 31, 2023
GAAP operating income	$5.6		$5.5
Adjusted for:
One-time pilot agreement expenses	–		0.9
Operating income, adjusted	5.6		6.3
Adjusted for:
Depreciation and amortization	2.5		2.3
Fixed portion of operating lease expense	1.0		1.0
EBITDAR	$9.1		$9.6

Adjusted Debt to EBITDAR	2.9	x	3.0	x

Operating revenue, adjusted related to premium products and diverse revenue streams

Three Months Ended
(in millions)	September 30, 2024
Operating revenue	$15,677
Adjusted for:
Third-party refinery sales	(1,083)
Operating revenue, adjusted	$14,594
Less: main cabin revenue	(6,309)
Operating revenue, adjusted related to premium products and diverse revenue streams	$8,285
Percent of operating revenue, adjusted related to premium products and diverse revenue streams	57%

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Adjusted Non-Fuel Cost and Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex")

We adjust operating expense and CASM for certain items described above, as well as the following items and reasons described below:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to better understand and analyze our non-fuel costs and year-over-year financial performance.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended
(in millions)	September 30, 2024	September 30, 2023
Operating expense	$14,280	$13,504
Adjusted for:
Aircraft fuel and related taxes	(2,747)	(2,936)
Third-party refinery sales	(1,083)	(935)
Profit sharing	(320)	(417)
Non-Fuel Cost	$10,130	$9,216

	Three Months Ended		3Q24 vs 3Q23
	September 30, 2024	September 30, 2023	% Change
CASM (cents)	18.75	18.44
Adjusted for:
Aircraft fuel and related taxes	(3.61)	(4.01)
Third-party refinery sales	(1.42)	(1.28)
Profit sharing	(0.42)	(0.57)
CASM-Ex	13.30	12.59	5.7%

	Nine Months Ended		Year Ended
	September 30, 2024	September 30, 2023	December 31, 2023
CASM (cents)	19.32	19.47	19.31
Adjusted for:
Aircraft fuel and related taxes	(3.77)	(4.00)	(4.07)
Third-party refinery sales	(1.63)	(1.38)	(1.24)
Profit sharing	(0.45)	(0.53)	(0.51)
One-time pilot agreement expenses	—	(0.42)	(0.32)
CASM-Ex	13.48	13.13	13.17

Operating Expense, adjusted

	Three Months Ended
(in millions)	September 30, 2024	September 30, 2023
Operating expense	$14,280	$13,504
Adjusted for:
Third-party refinery sales	(1,083)	(935)
MTM adjustments and settlements on hedges	24	21
Operating expense, adjusted	$13,221	$12,590

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Total fuel expense, adjusted and Average fuel price per gallon, adjusted

				Average Price Per Gallon
	Three Months Ended			Three Months Ended
	September 30,	September 30,		September 30,	September 30,
(in millions, except per gallon data)	2024	2023	% Change	2024	2023	% Change
Total fuel expense	$2,747	$2,936		$2.51	$2.76
Adjusted for:
MTM adjustments and settlements on hedges	24	21		0.02	0.02
Total fuel expense, adjusted	$2,771	$2,957	(6)%	$2.53	$2.78	(9)%

	Nine Months Ended
	September 30,	September 30,
	2024	2023	% Change
Total fuel price per gallon	$2.64	$2.76
Adjusted for:
MTM adjustments and settlements on hedges	–	0.02
Total fuel price per gallon, adjusted	$2.64	$2.78	(5)%

After-tax Return on Invested Capital ("ROIC"). We present after-tax return on invested capital as management believes this metric is helpful to investors in assessing the company's ability to generate returns using its invested capital. Return on invested capital is tax-effected adjusted operating income (using our effective tax rate for each respective period) divided by average adjusted invested capital. Average stockholders' equity and average adjusted gross debt are calculated using amounts as of the end of the current period and comparable period in the prior year. All adjustments to calculate ROIC are intended to provide a more meaningful comparison of our results to comparable companies.

Interest expense included in aircraft rent. This adjustment relates to interest expense related to operating lease transactions. Adjusting for these results allows investors to better understand our core operational performance in the periods shown as it neutralizes the effect of lease financing structure.

For the reasons discussed above in Note A, we have made the following changes to the calculation methodology for ROIC:

•	Using operating income rather than pre-tax income
•	Using stockholders' equity from the balance sheet rather than adjusted book equity, which adjusted for the impact of the pension plans on stockholders' equity
•	Aligning to the same methodology of adjusted gross debt as discussed in adjusted net debt

Twelve Months Ended
(in millions)	September 30, 2024
Operating income	$5,601
Adjusted for:
MTM adjustments and settlements on hedges	11
Interest expense included in aircraft rent	170
Adjusted operating income	$5,782
Tax effect	(1,338)
Tax-effected adjusted operating income	$4,444

Average stockholders' equity	$11,436
Average adjusted gross debt	24,134
Average adjusted invested capital	$35,570

After-tax Return on Invested Capital	12.5%

18

Adjusted Net Debt. We use adjusted gross debt, including fleet operating lease liabilities (comprised of aircraft and engine leases and regional aircraft leases embedded within our capacity purchase agreements) and unfunded pension liabilities, in addition to adjusted debt and finance leases, to present estimated financial obligations. We reduce adjusted total debt by cash, cash equivalents, short-term investments and LGA restricted cash, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

For the reasons discussed above in Note A, we are now including the fleet operating lease liabilities from the balance sheet rather than apply 7x aircraft rent as proxy for fleet operating lease liabilities. In addition, we are also including the unfunded pension obligation as we believe this is an important component of the company's overall debt profile.

				3Q24 vs 4Q23
(in millions)	September 30, 2024	December 31, 2023	September 30, 2023	$ Change
Debt and finance lease obligations	$17,697	$20,054	$19,513
Plus: sale-leaseback financing liabilities	1,849	1,887	1,900
Plus: unamortized discount/(premium) and debt issue cost, net and other	38	83	83
Adjusted debt and finance lease obligations	$19,584	$22,024	$21,496
Plus: fleet operating lease liabilities	3,296	3,778	3,893
Plus: unfunded pension liabilities	–	145	–
Adjusted gross debt	$22,880	$25,947	$25,389
Less: cash, cash equivalents and short-term investments	(3,977)	(3,869)	(5,005)
Less: LGA restricted cash	(220)	(455)	–
Adjusted net debt	$18,682	$21,623	$20,384	$(2,941)

Gross Capital Expenditures. We adjust capital expenditures for the following items to determine gross capital expenditures for the reasons described below:

Financed aircraft acquisitions. This adjusts capital expenditures to reflect aircraft deliveries that are leased as capital expenditures. The adjustment is based on their original contractual purchase price or an estimate of the aircraft's fair value and provides a more meaningful view of our investing activities.

Net cash flows related to certain airport construction projects. Cash flows related to certain airport construction projects are included in capital expenditures. We adjust for these items because management believes investors should be informed that a portion of these capital expenditures from airport construction projects are either funded with restricted cash specific to these projects or reimbursed by a third party.

	Three Months Ended
(in millions)	September 30, 2024	September 30, 2023
Flight equipment, including advance payments	$1,053	$856
Ground property and equipment, including technology	275	413
Adjusted for:
Financed aircraft acquisitions	–	162
Net cash flows related to certain airport construction projects	(59)	11
Gross capital expenditures	$1,270	$1,442

19